Arch Mineral Corporation
City Place One o St. Louis, Missouri 63141 o (314)994-2725 o Fax: (314) 994-2734



FOR               IMMEDIATE RELEASE
Date:             January 27, 1997
Contact:          Blair M. Gardner
                  Vice President - External Affairs
                  (314) 994-2725, Fax: (314) 994-2734



               ASHLAND COAL, INC. AND ARCH MINERAL TO COMBINE

St. Louis, Missouri - The Boards of Directors of Ashland Coal, Inc. and Arch Mineral Corporation today jointly announced that they had approved an agreement in principle calling for the combination of the two companies. The exchange ratio to be used for the transaction would result in former Ashland Coal and Arch Mineral shareholders holding 48 percent and 52 percent of the combined company, respectively. Further terms and conditions of the transaction are continuing to be negotiated and further details cannot be made public at this time. Consummation of the transaction is strictly conditioned upon the negotiation and execution of definitive agreements between the parties, all necessary governmental and regulatory consents and approval by the shareholders of both corporations.